Exhibit 5.2

[OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

November 15, 2012

SL Green Realty Corp.

SL Green Operating Partnership, L.P.

Reckson Operating Partnership, L.P.

420 Lexington Avenue

New York, New York 10170

Re:	SL Green Realty Corp., SL Green Operating Partnership, L.P. and
Reckson Operating Partnership, L.P. 4.50% Senior Notes due 2022

Ladies and Gentlemen:

We have acted as special counsel to SL Green Realty Corp., a Maryland corporation (“SL Green”), SL Green Operating Partnership, L.P., a Delaware limited partnership (“SL Green OP”), and Reckson Operating Partnership, L.P., a Delaware limited partnership (“Reckson” and, together with SL Green and SL Green OP, the “Transaction Parties”), in connection with the public offering of $200,000,000 aggregate principal amount of the 4.50% Senior Notes due 2022 issued by the Transaction Parties, as co-obligors (the “Securities”), to be issued under the indenture, dated as of August 5, 2011 (the “Base Indenture”), among the Transaction Parties and The Bank of New York Mellon, as Trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of November 15, 2012 (the “Second Supplemental Indenture,” and the Base Indenture as so supplemented, the “Indenture”), among the Transaction Parties and the Trustee. On November 9, 2012, the Transaction Parties entered into an Underwriting Agreement (the “Underwriting Agreement”) with Wells Fargo Securities, LLC, as representative of the several underwriters (the “Underwriters”), relating to the sale by the Transaction Parties to the Underwriters of the Securities.  The Underwriting Agreement, the Indenture and the Note Certificate (as defined below) are referred to herein collectively as the “Transaction Documents.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)            the Registration Statement on Form S-3 (File No. 333-163914) of the Transaction Parties relating to the Securities and other securities of the Transaction Parties, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act on December 22, 2009, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), and Post-Effective Amendment No. 1 thereto, filed with the Commission on June 17, 2011, including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

(ii)           the prospectus, dated June 17, 2011, which forms a part of and is included in the Registration Statement;

(iii)          the prospectus supplement, dated November 9, 2012, relating to the offering of the Securities in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(iv)          the Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, on Form T-1, of the Trustee;

(v)           an executed copy of the Underwriting Agreement;

(vi)          the global certificate evidencing the Securities (the “Note Certificate”) in the form delivered to the Trustee for authentication and delivery;

(vii)         executed copies of each of the Base Indenture and the Second Supplemental Indenture;

(viii)        an executed copy of a certificate of Andrew S. Levine, Secretary of SL Green, the general partner of SL Green OP, dated the date hereof (the “Secretary’s Certificate”);

(ix)          an executed copy of a certificate of Andrew S. Levine, Director of Wyoming Acquisition GP LLC, a Delaware limited liability company and the general partner of Reckson (“Wyoming GP”), dated the date hereof (the “Director’s Certificate”);

(x)           a copy of the Certificate of Limited Partnership of SL Green OP,  certified by the Secretary of State of the State of Delaware as of August 9, 2012, and as certified pursuant to the Secretary’s Certificate;

(xi)          a copy of the First Amended and Restated Agreement of Limited Partnership of the SL Green OP, dated as of August 20, 1997, by an among SL Green, Hippomenes Associates, LLC, 470 Park South Associates, L.P., Stanley Nelson, Carol Nelson, Sheldon Lowe, Miami Corp., SL Green Properties, Inc., EBG Midtown South Corp., 64-36 Realty Associates, 673 First Associates, L.P., 29/35 Realty Associates, L.P., Green 6th Avenue Associates, L.P. and S.L. Green Leasing Inc., as amended by the First Amendment to the First Amended and Restated Agreement of Limited Partnership, dated May 14, 1998, the Second Amendment to the First Amended and Restated Agreement of Limited Partnership, dated June 3, 2002, the Third Amendment to the First Amended and Restated Agreement of Limited Partnership, dated December 12, 2003, the Amended and Restated Fourth Amendment to the First Amended and Restated Agreement of Limited Partnership, dated July 15, 2004, the Fifth Amendment to the First Amended and Restated Agreement of Limited Partnership, dated March 15, 2006, the Sixth Amendment to the First Amended and Restated Agreement of Limited Partnership, dated June 30, 2006, the Seventh Amendment to the First Amended and Restated Agreement of Limited Partnership, dated January 25, 2007, and the Eighth Amendment to the First Amended and Restated Agreement of Limited Partnership, dated January 20, 2010, the Ninth Amendment to the First Amended and Restated Agreement of Limited Partnership, dated November 30, 2011, the Tenth Amendment to the First Amended and Restated Agreement of Limited Partnership, dated January 31, 2012, the Eleventh Amendment to the First Amended and Restated Agreement of Limited Partnership, dated March 6, 2012, and the Twelfth Amendment to the First Amended and Restated Agreement of Limited Partnership, dated as of August 10, 2012, certified pursuant to the Secretary’s Certificate;

(xii)         a copy of the Certificate of Limited Partnership of Reckson, certified by the Secretary of State of the State of Delaware as of November 9, 2012, and certified pursuant to the Director’s Certificate;

(xiii)        a copy of the Amended and Restated Agreement of Limited Partnership of Reckson, dated June 2, 1995, by and among Reckson Associates Realty Corp. and the persons set forth on Exhibit A thereto, as amended and supplemented by the First Amendment to the Amended and Restated Agreement of Limited Partnership, dated December 6, 1995, the Supplement to the Amended and Restated Agreement of Limited Partnership Establishing Series A Preferred Units of Limited Partnership Interest, dated April 13, 1998, the Supplement to the Amended and Restated Agreement of Limited Partnership Establishing Series B

Preferred Units of Limited Partnership Interest, dated April 20, 1998, the Supplement to the Amended and Restated Agreement of Limited Partnership Establishing Series C Preferred Units of Limited Partnership Interest, dated April 1998, the Supplement to the Amended and Restated Agreement of Limited Partnership Establishing Series D Preferred Units of Limited Partnership Interest, dated June 30, 1998, the Supplement to the Amended and Restated Agreement of Limited Partnership Establishing Series B Common Units of Limited Partnership Interest, dated May 24, 1999, the Supplement to the Amended and Restated Agreement of Limited Partnership Establishing Series E Preferred Partnership Units of Limited Partnership Interest, dated June 2, 1999, the Supplement to the Amended and Restated Agreement of Limited Partnership Establishing the Series F Junior Participating Preferred Partnership Units, dated October 13, 2000, the Supplement to the Amended and Restated Agreement of Limited Partnership Establishing the Series C Common Units of Limited Partnership Interest, dated August 7, 2003, the Supplement to the Amended and Restated Agreement of Limited Partnership Establishing LTIP Units of Limited Partnership Interest, dated December 27, 2004, the Supplement to the Amended and Restated Agreement of Limited Partnership Establishing 2005 LTIP Units of Limited Partnership Interest, dated March 11, 2005, the Supplement to the Amended and Restated Agreement of Limited Partnership Establishing 2006 LTIP Units of Limited Partnership Interest, dated April 4, 2006, and the Supplement to the Amended and Restated Agreement of Limited Partnership relating to the succession as a general partner of Wyoming GP, dated November 15, 2007, certified pursuant to the Director’s Certificate;

(xiv)        copies of actions by written consent of SL Green, as the general partner of SL Green OP, dated June 16, 2011 and November 9, 2012, certified pursuant to the Secretary’s Certificate; and

(xv)         copies of actions by written consent of Wyoming GP, as the general partner of Reckson, dated December 19, 2009, June 16, 2011 and November 9, 2012, certified pursuant to the Director’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Transaction Parties and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Transaction Parties and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of executed documents, we have assumed that the parties thereto, other than SL Green OP and Reckson, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and, except as to SL Green, the validity and binding effect thereof on such parties.  We have also assumed that SL Green has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and that SL Green has complied with all aspects of applicable laws of jurisdictions other than the United States of America, the State of Delaware and the State of New York in connection with the transactions contemplated by the Transaction Documents. We have also assumed that the terms of the Securities have been established so as not to, and that the execution and delivery by the Transaction Parties of the Transaction Documents and the performance by the Transaction Parties of their obligations thereunder, do not and will not violate, conflict with or constitute a default under (i) any agreement or instrument to which any of the Transaction Parties or any of their properties are subject (except that we do not make the assumption set forth in this clause (i) with respect to those agreements and instruments which are listed in Part 2 of the Registration Statement or the Transaction Parties’ Annual Reports on Form 10-K), (ii) any law, rule, or regulation to which the Transaction Parties or any of their properties are subject (except that we do not make the assumption set forth in this clause (ii) with respect to the Opined on Law (as defined below)), (iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Transaction Parties and others and of public officials.

The opinions set forth below are subject to the following further qualifications, assumptions and limitations:

(a)           the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);

(b)           we do not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on the Securities; and

(c)           to the extent any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions of the Transaction Documents, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2001) and N.Y. C.P.L.R. 327(b) (McKinney 2001) and is subject to the qualification that such enforceability may be limited by public policy considerations.

We do not express any opinion as to any laws other than the Delaware Revised Uniform Limited Partnership Act and those laws, rules and regulations of the State of New York that, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Documents and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein.  The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Securities constitute valid and binding obligations of the Transaction Entities entitled to the benefits of the Indenture and enforceable against the Transaction Entities in accordance with their terms.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Co-Obligors’ Current Report on Form 8-K, dated the date hereof.  We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.  This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP